UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 24, 2016

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure or Directors or Principal Officers, Election of Directors, Appointment of Principal Officers

Effective March 24, 2016, the Board of Directors (the "Board") of Auxilio, Inc. (the "Company") unanimously appointed John D. (J.D.) Abouchar to fill one of the vacancies created on the Board by the resignations of William Leonard and Brian Mulvaney.  Mr. Abouchar, age 55, is a founding partner in Two Lakes Capital, an institutional investment firm focused on investments in the technology and healthcare industries. He is a current stockholder of the Company.  Prior to forming Two Lakes Capital, from 2006 to 2014, Mr. Abouchar was an independent consultant to GRT Capital Partners, LLC, and the portfolio manager of the GRT Technology L.P. hedge fund and the GRT Tech Market Neutral fund.  Prior to GRT Capital Partners, Mr. Abouchar was a Senior Analyst for six years at Pacific Edge Investment Management, a hedge fund specializing in various electronics and technology industries based in Palo Alto, California.  From 2007 to 2009, Mr. Abouchar was an independent director and chairman of the audit committee of InFocus Corporation, (INFS) formerly a NASDAQ listed company and a manufacturer and distributer of digital projectors and LCD flat panel displays, based in Portland, Oregon. Mr. Abouchar earned a B.S. degree in Economics from Wharton School, University of Pennsylvania.

Mr. Abouchar's experience in capital markets, institutional investing, and corporate governance will help the Company continue its efforts to build a sustainable brand in the public markets and best serve its stockholders.

There is no arrangement or understanding between Mr. Abouchar and any other persons pursuant to which Mr. Abouchar was selected as a director and Mr. Abouchar does not have any family relationship with any of the Company's directors or officers.  It is expected that Mr. Abouchar will be named to the Board's compensation committee, filling the vacancy on such committee created by the resignations of Messrs. Leonard and Mulvaney.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:	March 29, 2016
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer